EMPLOYMENT AGREEMENT

                            between

                       AQUARION COMPANY

                              and

                         DANIEL NEATON

                  dated as of April 23, 1999





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          THIS AGREEMENT, made effective April 23, 1999 by and

between AQUARION COMPANY (the ACompany@), a Delaware corporation,

and Daniel Neaton

of 109 Benedict Road, Monroe, Connecticut, 06468 (the "Executive").


                                     W I T N E S S E T H   T H A T :

                 WHEREAS:

  1.       The Executive is a principal officer of the Company and an integral part of its

senior management who participates in the decision making process relative to short and long term

planning and policy for the Company;

  2.       The Board of Directors of the Company, at its meeting on

December 15, 1998,

determined that it would be in the best interests of the Company and its shareholders to enter into an

employment agreement to retain the services of the Executive; and

    3.       The Executive is willing to serve the Company as a

member of its management on

the terms and conditions set forth herein;

                 NOW, THEREFORE, it is hereby agreed by and between

the parties hereto as follows:

                 1.       Employment.  The Company agrees to continue

the Executive in its employ, and

the Executive agrees to remain in the employ of the Company, for the period stated in Paragraph 3 hereof

and upon the other terms and conditions herein provided.

                 2.       Position and Responsibilities.  During the

period of employment hereunder, the

Executive agrees to serve the Company as Vice President,

Corporate Development and Strategic Planning,

reporting directly to the Chief Executive Officer of the

Company, with such duties and responsibilities,

consistent with such position, as the Board of Directors or the

Chief Executive Officer may from time to

time determine.  During said period, the Executive also

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agrees to serve, if elected, as an officer and

director of any other subsidiary or affiliate of the Company.

                 3.       Term and Duties.

                          (a)  Term of Employment.  The term of the

Executive's employment under this

Agreement shall be deemed to have commenced as of the date first above written and shall continue until

April 22, 2000, subject to extension as hereinafter provided.  On the first day of each month following the date first above written, the term of the Executive's employment under this Agreement shall be

automatically extended unless prior thereto the Company shall deliver to the Executive or the Executive

shall deliver to the Company written notice that such term of employment shall not be extended, in which

case such term shall end at the expiration of the then existing term of employment under this Agreement,

including any previous extensions, and shall not be further extended except by agreement of the Company

and the Executive.  Any such automatic extension shall be for one additional full calendar month (for a

total term upon such extension of twenty-four full calendar months),

unless the Executive will attain

age 65 prior to completion of twenty-four full calendar months following the extension date, in which

case the term of the Executive's employment under this Agreement shall terminate on the last day of the

month in which the Executive attains age 65.

   (b)  Duties.  During the period of employment hereunder and except for illness

or incapacity and reasonable vacation period (which shall not be less than 19 days in any calendar

year), the Executive=s business time, attention, skill and efforts shall be exclusively devoted to the

business and affairs of the Company and its subsidiaries;

provided, however, that nothing in this

Agreement shall preclude the Executive from devoting time

during reasonable periods required for:

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   (i)     serving as an officer, director or member of a committee of any company or organization involving no conflict of interest with the

Company or any of its subsidiaries or affiliates,

  (ii)    delivering lectures and fulfilling speaking engagements, and

  (iii)   engaging in charitable and community activities, provided that such activities do not materially affect or interfere with the performance of the Executive=s obligations to the Company.

4.       Compensation.

(a)  For all services rendered by the Executive in any capacity during employment under this Agreement, including services as an executive,

officer, director, or member of any

committee of the Company or any subsidiary or affiliate thereof,

the Company shall pay the Executive a

base salary at the rate of not less than $125,000 per year, subject to such periodic increases as the Board of Directors of the

Company, or a committee designated by said Board, shall deem appropriate in accordance with the Company=s customary procedures and practices regarding the salaries of Company

officers.  Such salary shall be payable in accordance with the customary payroll practices of the

Company, but in no event less frequently than monthly.  Such periodic increases in salary, once granted,

shall not be subject to revocation.

 (b)  Executive shall be entitled to participate in any Company incentive or bonus plan covering some or all of its executive officers that is in effect during the period of his

employment hereunder and to receive benefits thereunder on a basis consistent with the overall

administration and intent of any such plan and with past practice,

if any, under such plan.


(c)  Nothing in this Agreement shall preclude or affect any rights or benefits that may now or hereafter be provided for the Executive or for which the Executive may

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be or become eligible under any other form of compensation or employment benefit plan now existing or that may

hereafter be adopted or awarded by the Company.  Specifically,

the Executive shall:

(i)     participate in the Company's Retirement Plan for Employees of Aquarion

Company as well as any related program under any Aexcess benefit plan'

that may be adopted during the period of the Executive's employment hereunder and in which the Executive is designated by the Company's

Board of Directors to participate (hereinafter referred to

collectively as the "Retirement Program");

(ii)    participate to the permitted extent the Executive wishes in The

Employee Savings and Investment Plan of the Company and the related program under any excess benefit plan (hereinafter referred to collectively as the "Thrift and Savings Program");

(iii)   participate in the salary continuation program in the event of death in accordance with Board policy for Company officers;

(iv)    participate in the Company's death and disability benefit plans and its medical, dental and health and welfare plans; and



(v)     participate in equivalent successor plans of the Company for which senior management employees are eligible;

provided, however, that, subject to Paragraph 7(c)(iv), nothing in this

Agreement shall preclude the

Company from amending or terminating any such plan or program, on the condition that such amendment or

termination is applicable to all of the Company=s senior management employees generally.

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  5.       Business Expenses.  The Company shall pay or reimburse the

Executive for all

reasonable travel and other expenses incurred in connection with the performance of the Executive's

duties under this Agreement in accordance with such procedures as the

Company may from time to time

establish.  The Company further agrees to furnish the Executive with a private office and a private

secretary and such other assistance and accommodations, including an automobile and appropriate club

membership, as shall be suitable to the character of the Executive's position with the Company and

adequate for the performance of the Executive=s duties under this Agreement.

 6.       Additional Benefits.  Nothing in this Agreement shall

affect the Executive's

eligibility to participate in all group health, dental, hospitalization,

life, travel or accident or

other insurance plans or programs and all other perquisites, fringe benefits or retirement plans or

additional compensation, including termination pay programs, which the Company may hereafter, in its

sole and absolute discretion, elect to make available to its senior management employees generally, and

the Executive shall be eligible to receive, during the period of employment under this Agreement, all

benefits and emoluments for which key employees are eligible under every such plan, program, perquisite

or arrangement to the extent permissible under the general terms and provisions thereof.

7.       Termination of Employment.  Notwithstanding any other

provision of this

Agreement, the Executive=s employment under this Agreement may be terminated:

 (a)  by the Company, in the event of the Executive's serious, willful misconduct in respect of the Executive=s duties under this Agreement,

including conviction for a felony

or perpetration of a common law fraud which has resulted or is likely to result in material
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economic damage to the Company or any of its subsidiaries, by written notice to the Executive, specifying the

event relied upon for such termination;


(b)  by either the Company or the Executive, if the Executive accepts employment or a consulting position with another company; or

(c)  by the Executive, in the event of any (i) material change by the Company of the Executive=s functions, duties or responsibilities, which change would cause his position with the

Company to become of less dignity, responsibility, importance or scope from the position and attributes

thereof described in Paragraph 2 above, (ii) assignment or reassignment by the Company or by one of its

subsidiaries of  the Executive to another place of employment outside of Fairfield County, Connecticut,

(iii) liquidation, dissolution, consolidation, or acquisition or merger of the Company, or transfer of

all or substantially all of its assets other than a transaction in which a successor corporation with a

net worth at least equal to that of the Company assumes this Agreement and all obligations and

undertakings of the Company hereunder, or (iv) reduction in the

Executive's total compensation and

benefits, as specified in Paragraph 4 above and as currently provided, or other material breach of this

Agreement by the Company or any of its subsidiaries, by thirty (30)

days written notice to the Company,

specifying the event relied upon for such termination and given within 180 days after such event.

                 8.       Payments Upon Termination of Employment.

In the event of any termination by

the Executive pursuant to Paragraph 7(c) above, or in the

event the Executive's employment under this

Agreement is terminated by the Company for any reason other than one of those specified in

Paragraphs 7(a) or 7(b) above, the Company shall, as liquidated damages or severance pay, or both,

promptly pay to the Executive and provide the Executive and the dependents, beneficiaries and estate of

the Executive as follows:

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(a)  The Company shall pay the Executive, at his option, either as a lump sum or in equal monthly installments over the unexpired portion of the term of employment provided for in

Paragraph 3(a) above, a cash amount equal to the present value of the excess of (i) the salary provided

in Paragraph 4(a) above, as in effect at the time of termination, for a period of 12 months (commencing

with the month in which termination shall have occurred) less the amounts, if any, the Executive would

have paid in cash in respect of employee benefits provided for in

Paragraph 4(c)(iv) above if the

Executive were still employed, over (ii) the amounts, if any, paid to the Executive pursuant to any severance or termination pay program or arrangement of the Company or any of its subsidiaries.

(b)  The Company shall also pay the Executive a lump sum cash amount equal to the present value of the excess of (i) the aggregate benefit that would have been paid under the

Retirement Program described in paragraph 4(c)(i) above as in effect on the date first above written, if

the Executive had continued to be employed and to be entitled to service credit for eligibility and

benefit purposes during the unexpired portion of the term of employment provided for in Paragraph 3(a)

above, at an annual rate of compensation equal to that used

to calculate the payments provided by

Paragraph 8(a) above, calculated on the basis of the higher

of the Executive's salary for the 12 months

immediately preceding the month in which termination shall have occurred or the compensation amount used

in the benefit formula under said Retirement Program, and assuming that the Executive is fully vested in

such benefit, or (ii) the aggregate benefit actually payable under the Retirement Program and any

successor retirement program of the Company consisting of a

tax-qualified pension plan and a related

excess benefit plan.  In clarification of the immediately preceding sentence, the aggregate benefit that

would have been paid under the Retirement Program shall be calculated as of the normal or early

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retirement date for which the Executive would have qualified, assuming the Executive were still employed

on that date and were fully vested in such benefit, and which would produce the highest present value.

      (c)  The Company shall also pay the Executive a lump sum

cash amount equal to

the present value of the aggregate contributions or payments, if any,

that would have been made by the

Company or any of its subsidiaries under the Thrift and Savings

Program described in Paragraph 4(c)(ii)

above, or any successor program of the Company in effect on the date on which termination shall have

occurred, if the Executive had continued to be employed, and to participate in the Thrift and Savings

Program or such successor program to the same extent as the

Executive participated for the last month

during which the Executive was permitted to participate, during the unexpired portion of the term of

employment provided for in Paragraph 3(a) above, at an annual rate of compensation equal to that used to

calculate the payments provided in Paragraph 8(a) above.

    (d)  For purposes of calculating the lump such cash payments provided in

Paragraphs 8(a), (b) and (c) above, present value shall be

determined by using a discount factor equal to one percentage point below the prime rate as published in The Wall Street

Journal as of the date on

which termination shall have occurred.

   (e)  For a period of 24 months (commencing with the

month in which termination

shall have occurred), the Executive shall continue to be

entitled to all employee benefits provided for

in paragraph 4(c)(iv) above, as if the Executive were still employed during such period under this

Agreement, with benefits based upon the compensation used to calculate the payments provided by

Paragraph 8(a) above, and if and to the extent that such benefits shall not be payable or provided under

any such plan, the Company shall pay or provide such benefits

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on an individual basis.  The medical,

dental, health and welfare benefits provided for in

Paragraph 4(c)(iv) above, in accordance with this

Paragraph 8(e) shall be secondary to any comparable benefits provided by another employer provided that

an appropriate refund is made of any reduction in the amount paid pursuant to Paragraph 9(a)(i) which

had assumed that such benefits would be primary.

     9.       Source of Payments; Interest.  All payments provided

for in Paragraphs 4, 5, 6

and 8 above shall be paid in cash from the general funds of the Company.

Any payments not made within

thirty (30) days after termination or such time as they may otherwise be due hereunder shall bear

interest at the interest rate used to establish the discount factor provided for in Paragraph 8(d).  The

Company shall not be required to establish a special or separate fund or other segregation of assets to

assure such payments.

   10.      Litigation Expense.

     (a)  In the event of any litigation or other proceeding

between the Company and

the Executive with respect to the subject matter of this Agreement and the enforcement of rights

hereunder, the Company shall reimburse the Executive for all reasonable costs and expenses relating to

such litigation or other proceeding, including reasonable

attorneys' fees and expenses, provided that

such litigation or proceeding results in any

 (i)     settlement requiring the Company to make a payment to the Executive,

            or

(ii)    judgment or order in favor of the Executive enforcing any provision of this Agreement or awarding any payment or other consideration to the

Executive, regardless of whether such judgment or order is

subsequently reversed on appeal or in a collateral proceeding.


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In no event shall the Executive be required to reimburse the

Company for any of the costs and expenses

relating to such litigation or other proceeding.  The obligation of the Company under this Paragraph 10

shall survive the termination for any reason of this Agreement

(whether such termination is by the

Company, by the Executive, upon the expiration of this Agreement or otherwise).

  11.      Income Tax Withholding.  The Company may withhold from any payments made under

this Agreement all Federal, State, City or other taxes as shall be required pursuant to any law or

governmental regulation or ruling.

                 12.      Entire Understanding.  This Agreement contains

the entire understanding between

the Company and the Executive with respect to the subject matter hereof and supersedes any prior

employment agreement between the Company and the Executive, except that this agreement shall not affect

or operate to reduce any benefit or compensation inuring to the

Executive of a kind elsewhere provided

and not expressly provided in this Agreement.

  13.      Severability.  If, for any reason, any one or more of

the provisions or part of

a provision contained in this Agreement shall be held to be

invalid, illegal or unenforceable in any

respect, such invalidity, illegality or unenforceability

shall not affect any other provision or part of

a provision of this Agreement not held so invalid, illegal or unenforceable, and each other provision or

part of a provision shall to the full extent consistent with law continue in full force and effect.  If

this Agreement is held invalid or cannot be enforced, then to the full extent permitted by law any prior

agreement between the Company and the Executive shall be deemed reinstated as if this Agreement had not

been executed.

14.      Consolidation, Merger, or Sale of Assets.  Nothing

in this Agreement shall

preclude the Company from consolidating or merging into or with,

or transferring all or
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substantially all of its assets to, another corporation or

acquiring entity which assumes this Agreement and all

obligations and undertakings of the Company hereunder.  Upon such a consolidation, merger or transfer of assets and assumption,

the term, "the Company", as used herein shall mean such other corporation or acquiring entity and this Agreement shall continue in full force and effect.

     15.      Notices.  All notices, requests, demands and other

communications required or

permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered

or mailed, postage prepaid, first class as follows:

                        (a)     to the Company:

                                  Aquarion Company
                                  835 Main Street
                                  Bridgeport, Connecticut  06601
                                  Attention:  Secretary

                          (b)     to the Executive:

                                  Daniel Neaton
                                  109 Benedict Road
                                  Monroe, Connecticut  06468

or to such other address as either party shall have previously specified in writing to the other.

    16.      No Attachment.  Except as required by law, no right to

receive payments under

this Agreement shall be subject to anticipation, commutation,

alienation, sale, assignment,

encumbrances, charge, pledge, or hypothecation or to execution, attachment,

levy, or similar process or

assignment by operation of law, or any attempt, voluntary or involuntary, to effect any such action

shall be null, void and of no effect.

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    17.      Binding Agreement.  This Agreement shall be binding upon,

and shall inure to

the benefit of, the Executive and the Company and their respective permitted successors and assigns.

    18.      Modification and Waiver.  This Agreement may not be

modified or amended except

by an instrument in writing signed by the parties hereto.  No term or condition of this Agreement shall

be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision

of this Agreement except by written instrument signed by the party charged with such waiver or estoppel.

No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each

such waiver shall operate only as to the specific term or condition waived and shall not constitute a

waiver of such term or condition for the future or as to any act other than that specifically waived.



    19.      Headings of No Effect.  The paragraph headings contained

in this Agreement are

included solely for convenience of reference and shall not in any way affect the meaning or

interpretation of any of the provisions of this Agreement.

  20.      Governing Law.  This Agreement and its validity,

interpretation, performance,

and enforcement shall be governed by the laws of the State of Connecticut.


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        IN WITNESS WHEREOF, the Company has caused this Agreement

to be executed and its seal

to be affixed hereunto by its officers thereunto duly authorized, and the Executive has signed this

Agreement, all as of the date first above written.



ATTEST:                                    AQUARION COMPANY


                                        By______________________________
______________________________                Name:
         Secretary                           Title:



                                        By______________________________
                                             Daniel Neaton